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                                                                     EXHIBIT 4.1


                               DEBENTURE AGREEMENT
                                      WITH
                              CONVERSION PRIVILEGES

                               DUE: August 18, 2001
BRADY, TEXAS                                               Date: August 18, 1999


After date and for value received, LINK.COM, INC. Promises to pay to the order of _______ whose address is _____________ the sum of $_______ pursuant to the terms hereinafter set forth:

1. SECURITIES PURCHASED. The Holder hereof has purchased as an investment a $______ convertible debenture. The debenture may be converted to shares of the common stock of LINK.COM, INC. as further described in the Debenture Agreement.

2. PUBLIC COMPANY. Holder understands that LINK.COM, INC. is presently a privately owned Corporation that has full intentions of becoming a publicly traded company within a period of Ninety (90) days from the date of this Agreement through a reverse merger. Holder understands this Agreement is structured as if the reverse merger has been completed and LINK.COM, INC. will be a publicly traded company, quoted and listed on the NASDAQ BULLETIN BOARD.

3. SENIOR DEBT. The debenture shall have a preference in liquidation to all obligations except bank debt or secured leases. Upon a liquidation, dissolution, bankruptcy or reorganization, or similar transaction by the company, the holders of the "senior debt" would be paid full before payment would be made on the debentures.

4. SECURITY. The convertible debenture is not secured by any assets of LINK.COM, INC.

5. CONVERSION. The convertible debenture holder may convert the debenture into Common Stock of the corporation by exercising his right to conversion after six
(6) months from the date of this debenture or at any time thereafter.

Should the Holder elect to exercise his right to conversion, the Corporation shall pay any accrued interest on said debenture and issue it's Common Stock at a price of $2.00 per share or Sixty percent (60%) of bid price whichever is greater at the date of conversion in the amount of shares necessary to satisfy the debenture.

When the debenture expires the debenture Holder may elect to take cash only, cash and stock, or all stock. The debenture Holder will advise the Corporation ninety (90) days prior, to the due date of the debenture as to the payment method desired.

6. INTEREST. This debenture shall be subject to an annual interest rate of 12% per annum payable monthly during the one year period. LINK.COM, INC. shall be obligated to make interest only payments. The Debenture is due in full including all principal and accrued interest on or before August 18, 2000.


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Any payments of principal and interest not paid when due shall bear Interest at a default rate of 15% per annum until paid.

7. CONVERSION RIGHTS. In addition to the Conversion Rights discussed in paragraph 4 above, the holder shall have the following rights:

         a) Should the Holder elect to exercise his right to conversion, the corporation shall pay in cash upon delivery of the Stock Certificate any accrued interest on said debenture less any value of a dividend which has been declared but not paid on the date of the election to convert.

         b) Should LINK.COM, INC. at any time during the conversion period have a capital reorganization, merger, consolidation, stock swap or sell substantially all of its assets to any person or corporation, then as part of such merger, consolidation or sale, provision shall be made for the Conversion Rights to be adjusted in such a manner as to provide for the protection of said rights so as to permit the conversion in as nearly equivalent a manner as set forth herein as is possible. LINK.COM, INC. shall reserve for issuance upon conversion sufficient, equivalent recapitalized equity to meet its obligations hereunder during the entire conversion period.

         c) Upon presentation to LINK.COM, INC. at the notice address of (1) a letter requesting conversion, (2) the Conversion Form, which is Exhibit "A" attached hereto and which provides for the cancellation of the Debenture upon issuance of the Common Stock, and (3) the original Debenture Agreement all duly executed; LINK.COM, INC. shall within 5 business days issue a certificate for the appropriate number of shares and send said certificate to the holder postage prepaid, registered mail, return receipt or any other manner agreed to by the holder and LINK.COM, INC.

         d) All shares of Common Stock or other securities delivered upon the exercise of the rights of conversion shall be validly issued, fully paid and non-assessable.

         e) Irrespective of the date of issuance and delivery of a certificate or certificates for any shares of Common Stock issuable upon the exercise of conversion rights, each person (including a corporation) in whose name any such certificate or certificates is to be issued will for all purposes be deemed to have become the holder of record of the Common Stock, the securities, and/or property represented thereby on the date on which a duly executed notice of exercise of conversion rights and the canceled underlying Debenture is delivered to the Company.

         f) The Holder is not, by virtue of ownership of the convertible debenture, entitled to any rights whatsoever of a stockholder of the Company.

8. NOTICES. All notices and communications to any party to this debenture shall be in writing and sent to LINK.COM, INC., Attn: Bob Rice, Chairman and CEO, at 201 East Main, Brady, Texas 76825, and to the Holder at the address set forth below the Holder's signature or at such other place as may be designated in writing by either party hereto. All notices to overseas addresses shall be by telex or FedEx overnight with confirmation of receipt required.

9. GENERAL.

         a) This debenture is being delivered and is intended to be performed in the State of Texas and shall be construed and enforced in accordance with and governed by the laws of such State. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto whether so expressed or not, and in particular shall inure to the benefit of and be enforceable by any holder or holders at the time of the debentures. This Agreement embodies the entire convertible debenture agreement and understanding between the


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undersigned Holder and the company and supersedes all prior agreements and understandings relating to the subject matter hereof.

         b) LINK.COM, INC. may not consolidate or merge, or transfer or lease all or substantially all of its assets to another corporation unless the other entity assumes in writing all of the obligations of the Company under the debentures, and that in the case of a transfer or lease of assets, although the successor assumes the obligations in writing, the Company shall not be released from its obligations to pay principal or interest on the debentures.

         c) Should the holder lose the Debenture or should it be stolen or destroyed, the Company will issue a replacement upon receipt of such assurances as may be reasonably requested by the Company.

         d) Interest is payable on the Debenture from the date of acceptance by LINK.COM, INC. which date shall not exceed 2 business days from receipt of the Subscription Agreement with funds.

         If you agree to the foregoing terms of the Convertible Debenture, please sign the form in the place provided for the "Holder" and print or type your full name, address, telephone number and social security number and execute the attached subscription agreement. No debenture will be accepted without an executed subscription agreement and payment in full which shall not be refundable.

         DATED this 18th day of August, 1999

                                     ATTEST:



                                     -----------------------------------
                                     Marion Robert Rice Chairman and CEO


         The foregoing debenture with attached warrant is hereby agreed to as of the date hereof

HOLDER:                               Date:
        -----------------------------      -----------------------------

        -----------------------------

        -----------------------------
SS NUMBER:
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Link.com, Inc. Debenture Agreement



                                   EXHIBIT "A"

                     (Attached to the Convertible Debenture
                                  Dated_____)

                               EXERCISE AGREEMENT

    To:                                                Dated:
                                                              ---------

         The undersigned, pursuant to the Conversion Rights set forth in the attached Debenture hereby agrees to subscribe for and purchase * _______ shares of the Common Stock covered by such Debenture and makes payment herewith in full therefor by assigning the attached Debenture to Link.com, Inc. thereby canceling said debt.

                                                 Signature:
                                                            -------------------


                                                 Address:
                                                            -------------------